Exhibit 4.2

EVERBRIDGE, INC.

THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

September 9, 2011

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8.	Expenses of Registration		11

9.	Termination of Registration Rights; Delay of Registration		11
	9.1	Termination	11
	9.2	Delay of Registration	11

10.	Registration Procedures and Obligations		12

11.	Information Furnished by Holder		13

12.	Indemnification		13
	12.1	Company’s Indemnification of Holders	13
	12.2	Holder’s Indemnification of Company	14
	12.3	Indemnification Procedure	15
	12.4	Contribution	15
	12.5	Conflicts	15
	12.6	Survival of Obligations	15

13.	Limitations on Registration Rights Granted to Other Securities		16

14.	Market Standoff		16

15.	Reports Under the Exchange Act		16

16.	Miscellaneous		17
	16.1	Successors and Assigns	17
	16.2	Governing Law	17
	16.3	Headings	18
	16.4	Notices	18
	16.5	Amendment of Agreement and Waivers	18
	16.6	Severability	19
	16.7	Additional Investors	19
	16.8	Amendment and Restatement of Prior Agreement	19
	16.9	Entire Agreement	19
	16.10	Third Parties	19
	16.11	Costs and Attorneys’ Fees	19
	16.12	Aggregation of Stock	19
	16.13	Telecopy Execution and Delivery	19
	16.14	Counterparts	20

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EVERBRIDGE, INC.

THIRD AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of September 9, 2011, by and among Everbridge, Inc., a Delaware corporation (the “Company”), and the Effective Time Holders listed on the attached Exhibit A. The Effective Time Holders and Prior Investors are collectively herein referred to as the “Investors.”

RECITALS

A. Certain of the Investors have purchased shares of the Company’s Series A Preferred Stock (the “Series A Preferred”), pursuant to that certain Series A Preferred Stock Purchase Agreement, by and among the Company and the parties listed on Exhibit A thereto, dated as of May 15, 2008.

B. Certain of the Investors have purchased shares of the Company’s Series A-1 Preferred Stock (the “Series A-1 Preferred” and, together with the Series A Preferred, the “Preferred Stock”), pursuant to that certain (i) Series A-1 Preferred Stock Purchase Agreement, dated as of April 2, 2009, and (ii) Series A-1 Preferred Stock Purchase Agreement, dated as of April 20, 2010, as amended (such Investors previously having purchased Series A Preferred and Series A-1 Preferred prior to the date hereof, collectively, the “Prior Investors”).

C. The Company, PMC Financial Services Group, LLC (“PMC”), the holder of a Warrant to purchase up to 625,000 shares of Common Stock of the Company, and the Prior Investors have previously entered into that certain Second Amended and Restated Investor Rights Agreement, dated as of April 2, 2009 (the “Prior Agreement”).

D. Concurrent with the execution hereof, Cloud Floor Corporation (“Cloud Floor”) shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, pursuant to that certain Merger Agreement, dated as of September 9, 2011, by and among the Company, Cloud Floor, and Jaime Ellertson, in his capacity as the stockholder representative of the Cloud Floor stockholders (the “Merger Agreement”).

E. At the effective time of the Merger (the “Effective Time”), the stockholders of Cloud Floor (the “Effective Time Holders”) holding shares of Series A Preferred Stock of Cloud Floor (“Cloud Floor Preferred”) shall receive shares of Series A-1 Preferred pursuant to, and in accordance with the provisions of, the Merger Agreement.

F. The Effective Time Holders who shall the execute and deliver this Agreement, and who shall receive Series A-1 Preferred in the Merger, shall be Investors for all purposes hereof and hereunder.

G. The obligations in the Merger Agreement are conditioned upon the execution and delivery of this Agreement.

H. In connection with the consummation of the Merger, the Company and the Investors wish to enter into this Agreement in order to (i) provide for certain rights of the Investors, and (ii) supersede and replace the Prior Agreement such that this Agreement is the only investor rights agreement between the Company, PMC, and the Investors.

I. The Prior Agreement may generally be amended by agreement of the Company and Prior Investors holding a majority of the “Registrable Securities” (as defined in the Prior Agreement). The Company has executed this Agreement, and the Prior Investors who are signatories to this Agreement hold at least that number of shares necessary to effect an amendment of the Prior Agreement. The Prior Agreement is superseded and replaced by this Agreement, including with respect to those Prior Investors who are not signatories to this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Affiliate” means, with respect to any specified person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, including, without limitation, any general partner, managing member, officer or director of such person or entity or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person or entity.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.4 “Common Stock” shall mean the shares of Common Stock of the Company, $0.001 par value per share.

1.5 “Convertible Securities” shall mean (a) the Warrant, and (b) the shares of Series A Preferred Stock and Series A-1 Preferred held by the Investors.

1.6 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.8 “Form S-3” shall mean Form S-3 issued by the Commission or any substantially similar form then in effect.

1.9 “Holder” shall mean any holder of outstanding Registrable Securities which have not been sold to the public, but only if such holder is (a) PMC, (b) one of the Investors, or (c) an assignee or transferee of registration rights as permitted by Section 16.1 of this Agreement.

1.10 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.11 “Initiating Holders” shall mean Holders who properly initiate a request for registration under this Agreement.

1.12 “New Securities” shall mean any capital stock of the Company, whether authorized or not, and any rights, options, or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into or exercisable for said capital stock; provided, however, that “New Securities” does not include: (i) the Convertible Securities or the Company’s Common Stock issuable upon conversion of the Convertible Securities; (ii) securities issued without consideration pursuant to a dividend, stock split, combination, recapitalization or similar transaction, (iii) securities issued as a dividend or distribution with respect to the Convertible Securities, (iv) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding on the date of this Agreement; (v) the issuance of the Company’s capital stock (or rights therefor) in connection with the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger or purchase of all or substantially all of the assets of such corporation or entity as approved by the Board of Directors (including at least one of the Preferred Stock Directors); (vi) the issuance of the Company’s capital stock (or rights therefor) as approved by the Board of Directors (including at least one of the Preferred Stock Directors) in connection with equipment leasing, real estate, bank financing or similar transactions; (vii) the issuance of the Company’s capital stock (or rights therefor) as approved by the Board of Directors (including at least one of the Preferred Stock Directors) to vendors or customers; (viii) the issuance of the Company’s capital stock (or rights therefor) as approved by the Board of Directors (including at least one of the Preferred Stock Directors) in connection with strategic alliances, joint ventures, or other corporate partnerships, research and development agreements, product development or marketing agreements or other similar agreements; (ix) issuances of securities on terms approved by the holders of at least a majority of the outstanding shares of the Convertible Securities, including a specific waiver of the right of participation set forth in Section 5 of this Agreement with respect thereto; (x) up to a number of shares in the Pool issued or deemed issued to officers, directors or employees of, or consultants to, the Company pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors, and any increase in the Pool approved by the Board or Directors (including the approval of at least one Preferred Stock Director); or (xi) securities issued by the Company pursuant to a registration statement filed under the Securities Act.

1.13 “Preferred Stock Directors” shall mean the directors elected solely by the holders of Series A Preferred and Series A-1 Preferred voting as a separate class pursuant to the Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on or about the date hereof.

1.14 “Pool” shall mean up to an aggregate of [13,950,000] shares of Common Stock, which may be reserved for issuance under any, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors. For purposes hereof, any shares of Common Stock described above that again become available for issuance by the Company as a result of (A) in respect of shares of Common Stock subject to outstanding options or stock awards, such options or stock awards expiring and/or terminating or (B) in respect of shares of Common Stock acquired pursuant to the exercise of stock options or stock awards, such shares of Common Stock being reacquired by the Company, shall in each case be added back into the Pool. Reference to the number of shares of Common Stock in this Section 1.14 shall mean such number of shares as shall be appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions.

1.15 “Qualified Public Offering” shall mean the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), (A) which results in aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Company of at least $35,000,000, and (B) a per share price not less than five times the Original Series A-1 Price per share (as such term is defined in the Company’s Third Amended and Restated Certificate of Incorporation in effect as of the date hereof, appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions).

1.16 “Register”, “Registered”, and “Registration” shall be terms to refer to a registration effected by preparing and filing a Registration Statement, and the declaration or ordering of the effectiveness of such Registration Statement.

1.17 “Registration Statement” shall be a Registration effected by preparing and filing a registration statement on Form S-1 or S-3 in compliance with the Securities Act.

1.18 “Registrable Securities” shall mean (a) all Common Stock not previously sold to the public which is issued or issuable upon conversion or exercise of any of the Company’s Convertible Securities, and (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors or PMC after the date hereof, in each case, including Common Stock issued pursuant to stock splits, stock dividends and similar distribution.

1.19 “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 8 of this Agreement, including, without limitation, all federal and state registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for all Holders (if different from counsel to the Company), up to a maximum amount of $25,000 for one special counsel for all Holders for each Registration, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding any stock transfer taxes, underwriting discounts and commissions.

1.20 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.21 “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

1.22 “Series A Preferred” shall mean the Series A Preferred Stock held by the Investors.

2. Financial Statements and Reports.

2.1 Annual Reports. The Company shall deliver to PMC and each Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income and cash flow for such year, which year-end financial reports shall be in reasonable detail and shall be prepared in accordance with generally accepted accounting principles. The firm auditing, or selected to audit, the Company’s financial statements as herein contemplated, shall be a firm of regional prominence.

2.2 Termination of Information Rights and Inspection Rights. The Company’s obligations pursuant to Sections 2.1, 3 and 4 hereunder shall terminate upon the closing date of a Qualified Public Offering

3. Additional Information. The Company shall deliver to each Investor who holds not less than 4,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof, the following financial information:

3.1 As soon as practicable after the end of each quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, all prepared in accordance with generally accepted accounting principles, all in reasonable detail, subject to changes resulting from year-end audit adjustments;

3.2 As soon as practicable after the end of the first and second month of each quarter, and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, at the end of such month, and unaudited consolidated statements of income and cash flow for such month (including a comparison of actual financial results versus the budgeted results for such periods); and

3.3 By December 30 of each year, a budget for the following year, prepared on a monthly basis, and promptly after prepared, any other budgets or revised budgets prepared by the Company, such budget(s) to be in a form and to contain such items, which may include, without limitation, balance sheets, income statements, and statements of cash flow, as shall be determined by the Board of Directors, including the approval of the Series A Directors.

3.4 The Company shall provide to ABS all monthly, quarterly and annual reports, and any and all other reports and/or certificates required by or in connection with the loan documentation entered into by and between the Company and the Company’s lenders, to be delivered to ABS at or about the same time such reports and/or certificates are delivered to the Company’s lenders.

4. Inspection Rights. After giving reasonable notice to the Company, each Investor shall have the right to visit the Company and view the Company’s minutes, books, records, consents and the like (“Inspection Rights”), which Inspection Rights shall be consistent with such rights afforded to members of the Board of Directors under applicable law, provided, however, that in the event that any such Investor invoking Inspection Rights does not then owe fiduciary obligations to the Company (i.e. as a director), such Investor shall agree in writing to hold in confidence and trust all information so provided by the Company or to which such Investor shall have been granted access.

5. Right of Participation.

5.1 Right of Participation to Purchase New Securities. The Company hereby grants to each Investor the right of participation to purchase up to its “Pro Rata Share” (as defined below) of New Securities which the Company may, from time to time, propose to sell and issue. The Investors may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. The “Pro Rata Share” of each Investor, for purposes of this right of participation, is the ratio of (i) the total number of shares of Common Stock held by such Investor (including any shares of Common Stock into which the Convertible Securities and all other Derivative Securities held by such Investor are convertible), to (ii) the total number of shares of Common Stock (including any shares of Common Stock into which the outstanding Convertible Securities and all other Derivative Securities are convertible) outstanding immediately prior to the issuance of the New Securities.

5.2 Notice.

(a) In the event the Company proposes to undertake an issuance of New Securities, it shall give to each Investor written notice (the “Initial Notice”) of its intention, describing the type of New Securities, the material terms of the New Securities, including the price and the intended offerees, the terms upon which the Company proposes to issue the same, the number of shares which such Investor is entitled to purchase pursuant to Section 5. 1, and a statement that each Investor shall have 10 days to respond to such Initial Notice. Each Investor shall have 10 days from the date of receipt of the Initial Notice to agree to purchase any or all of its Pro Rata Share of the New Securities for the price and upon the terms specified in the Initial Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms.

(b) The Company shall promptly, in writing (the “Secondary Notice”), inform each Investor that elects to purchase all of the New Securities available to it (each, a “Participating Investor”) of any other Investor’s failure to do likewise. During the 10 day period commencing after receipt of the Secondary Notice, each Participating Investor shall be entitled to obtain that portion of the New Securities for which Investors were entitled to, but did not, subscribe equal to the proportion that the number of Registrable Securities then held by such Participating Investor bears to the total number of Registrable Securities then held by all Participating Investors who wish to purchase some of the unsubscribed shares.

5.3 Sale of New Securities. In the event that the Participating Investors fail to exercise in full their rights of participation within the 10 day period following receipt of the Secondary Notice, the Company shall have 75 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 15 days after the date of such agreement) to sell the New Securities respecting which such Participating Investor’s rights were not exercised, at a price and upon general terms no more favorable to the purchaser thereof than specified in the Initial Notice. In the event the Company has not sold or entered into an agreement to sell the New Securities within such 75-day period (or sold and issued New Securities in accordance with the foregoing within 15 days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to such Investor in the manner provided above

5.4 Termination and Waiver of Right of Participation. The right of participation granted pursuant to this Section 5 shall terminate upon the closing of a Qualified Public Offering. The right of participation granted under this Section 5 may be waived with respect to any particular sale of New Securities as to all Investors or transferees by the holders of a majority in interest of the Registrable Securities held by the Investors.

6. Demand Registration.

6.1 Request for Registration on Form Other Than Form S-3. Subject to the terms of this Agreement, in the event that the Company shall receive from the Holders of at least 20% of the Registrable Securities at any time after the earlier of (i) five years after the date of this Agreement, or (ii) six months after the closing of the Company’s initial public offering of shares of Common Stock under a Registration Statement, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a form other than Form S-3 for an offering of at least 20% of the then outstanding Registrable Securities, with an anticipated aggregate offering price to the public, net of Selling Expenses, of greater than $10,000,000, the Company shall (a) promptly, but in no event later than 10 days after such request was given, give written notice of the proposed Registration to all other Holders, and (b) as soon as practicable, and in any event within 60 days after the date of such request, file a Form S-1 Registration Statement covering all of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any such registration pursuant to this Section 6.1 after the Company has effected two such Registrations pursuant to this Section 6.1 and such Registrations have been declared effective.

6.2 Request for Registration on Form S-3. If a Holder or Holders of Registrable Securities request that the Company file a Registration Statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which, net of Selling Expenses, would not be less than $3,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall (a) promptly, but in no event later than 10 days after such request was given, give notice thereof to all Holders, and (b) as soon as practicable, and in any event within 60 days after the date of such request, file a Form S-3 Registration Statement covering all of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within 20 days after written notice from the Company, provided, however, that the Company shall not be required to effect more than (i) two Registrations pursuant to this Section 6.2 in any 12 month period, and (ii) four Registrations pursuant to this Section 6.2 requested by the Holders of Registrable Securities. The substantive provisions of Section 6.5 shall be applicable to each Registration initiated under this Section 6.2.

6.3 Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a registration statement pursuant to this Section 6:

(a) if the Company, within 20 days of the receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a Registration Statement with the Commission within 60 days of receipt of such request (other than to a Registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing commercially reasonable efforts to cause such Registration Statement to become effective;

(b) within six months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or

(c) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a Registration Statement to be filed in the near future, then the Company shall have the right to defer filing such Registration Statement for a period not to exceed 120 days from the receipt of the request to file such registration by such Holder, provided, however, that the Company shall not exercise the right contained in this subsection (c) more than once in any 12 month period with respect to a demand by the holders of Registrable Securities.

6.4 Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 6 may, subject to the provisions of Section 6.5, include securities of the Company other than Registrable Securities.

6.5 Underwriting in Demand Registration.

(a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6, and the Company shall include such information in the written notice referred to in Sections 6.1 and 6.2. The right of any Holder to Registration pursuant to Section 6 shall be conditioned upon such Holder’s agreement to participate in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting.

(b) Inclusion of Other Holders in Demand Registration. If the Company, officers, or directors of the Company holding Common Stock other than Registrable Securities, as the case may be, or holders of securities other than Registrable Securities, request inclusion in such Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such Registration, may, in their sole discretion, on behalf of all Holders, offer to any or all of the Company, such officers or directors, and such holders of securities other than Registrable Securities that such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 6.

(c) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative (“Underwriter’s Representative”) of the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered by the Initiating Holders and agreed to by the Company.

(d) Marketing Limitation in Demand Registration. If the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then (i) first, the Common Stock (other than Registrable Securities) held by officers or directors of the Company, (ii) second, the securities other than Registrable Securities, and (iii) third, the securities requested to be registered by the Company, shall be excluded from such Registration to the extent required by such limitation. If a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all holders of Registrable Securities in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such Registration held by such Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 6.5(d) shall be included in such Registration Statement.

(e) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the Underwriter’s Representative and the Initiating Holders, delivered at least seven days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

7. Piggyback Registration.

7.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders) on a form that would be suitable for a registration involving Registrable Securities, the Company shall: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws), and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of such written notice from the Company.

7.2 Underwriting in Piggyback Registration.

(a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 7.1. In such event, the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided in this Section 7. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter’s Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 7.

(i) Marketing Limitation in Piggyback Registration. If the Underwriter’s Representative advises the Holders seeking registration of Registrable Securities pursuant to this Section 7 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 7.2(c)) may exclude some or all Registrable Securities from such registration and underwriting, provided, however, that all other securities, other than the securities to be issued on behalf of the Company, are entirely excluded from such Registration before any Registrable Securities are excluded.

(b) Allocation of Shares in Piggyback Registration. If the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 7.2(b), the number of shares to be included in such Registration and underwriting shall be allocated among the Holders requesting and contractually entitled (without violating Section 13 herein) to include such securities in such Registration, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which such Holders would otherwise be entitled to include in such Registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 7.2(c) shall be included in the Registration Statement.

(c) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

8. Expenses of Registration. Registration Expenses incurred in connection with two Registrations pursuant to Section 6. 1, and four Registrations for Holders of Registrable Securities pursuant to Section 6.2, and unlimited Registrations pursuant to Section 7, shall be borne by the Company. All Registration Expenses incurred in connection with any other Registration, qualification, or compliance, shall be apportioned among the Holders and other holders of the securities so registered on the basis of the number of shares so registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 6 if, for any reason other than as a result of a breach of this Agreement by the Company, the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand Registration pursuant to Section 6. All Selling Expenses shall be borne by the holders of the securities Registered pro rata on the basis of the number of shares Registered.

9. Termination of Registration Rights; Delay of Registration.

9.1 Termination. The rights to cause the Company to register securities granted under Sections 6 and 7 of this Agreement and to receive notices pursuant to Section 7 of this Agreement shall terminate, with respect to each Holder, upon the earlier date of: (i) three (3) years after the closing date of the Company’s initial underwritten public offering of Common Stock of the Company pursuant to a Registration Statement, or (ii) upon any of the following events: (a) any liquidation, dissolution, or winding up of the Company, whether voluntary or not, (b) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, (c) the exclusive license of all or substantially all of the material intellectual property rights of the Company, or (d) the acquisition of the Company by means of consolidation, corporate reorganization, merger or other transaction or series of related transactions in which stockholders of the Company immediately prior to such transaction(s) do not own at least a majority of the outstanding voting securities of the successor entity.

9.2 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of Sections 6-11.

10. Registration Procedures and Obligations. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for up to 120 days (180 days for a Registration Statement on Form S-3); provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period that the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred twenty (120) day period shall be extended for up to 90 days, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold].

(b) Prepare and file, as soon as is reasonably practicable, with the Commission, such amendments and supplements to such Registration Statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to file a general consent to service of process in any such states or jurisdictions, and provided, further, that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a registration pursuant to this Agreement, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters (with a copy provided to each holder of Registrable Securities) in an underwritten public offering, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters (with a copy provided to each holder of Registrable Securities).

(i) List the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed, or such securities exchange as shall be selected by the Company, or, if the Company fails to make an application to so list within 30 days of a request for the same by the Holders in connection with a Registered public offering involving an underwriting, the Holders may determine the place of listing, subject to qualification by the Company to list its shares thereon.

(j) Notify, as promptly as practicable, each seller of Registrable Securities under such registration statement of (i) the effectiveness of such registration statement or any post-effective amendments thereto, (ii) the filing of any post-effective amendments to such registration statement, (iii) the filing of a supplement to such registration statement, or (iv) the issuance of a stop order with respect to such registration statement.

(k) Make available for inspection upon reasonable notice during the Company’s regular business hours by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant, or other agent retained by such seller or underwriter, all material financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with such registration statement.

11. Information Furnished by Holder. It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

12. Indemnification.

12.1 Company’s Indemnification of Holders. To the extent permitted by law, the Company shall indemnify each Holder, each of its officers, directors, and constituent partners, legal counsel for the Holders, and each person controlling such Holder, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, “Damages”) to the extent such Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such Registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, Exchange Act, or any state securities law and the Company shall reimburse each such Holder, each such underwriter, and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 12.1 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided, further, that the Company shall not be liable in any such case to the extent that any such Damages arise out of or are based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

12.2 Holder’s Indemnification of Company. To the extent permitted by law, each Holder shall, severally but not jointly, if Registrable Securities held by such Holder are included in the securities as to which such Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors, and constituent partners, and each person controlling such other Holder, against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by such Holder of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, and shall reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters, or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 12.2 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and provided, further, that each Holder’s liability under this Section 12.2 shall not exceed such Holder’s proceeds from the offering of securities (net of the Selling Expenses paid by such Holder) made in connection with such Registration.

12.3 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 12, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim, provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Holders in conducting the defense of such action, suit, or proceeding by reason of recognized claims for indemnity under this Section 12, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party with the fees and expenses of such counsel to be paid by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 12, but the omission so to notify the indemnifying party shall not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 12.

12.4 Contribution. If the indemnification provided for in this Section 12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided, however, that each Holder’s liability for contribution shall not exceed such Holder’s proceeds from the offering of securities (net of the Selling Expenses paid by such Holder) made in connection with a Registration.

12.5 Conflicts. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

12.6 Survival of Obligations. The obligations of the Company and Holders under this Section 12 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement or otherwise.

13. Limitations on Registration Rights Granted to Other Securities. From and after the date of this Agreement, the Company shall not, without the consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or Registration rights.

14. Market Standoff. Each Holder hereby agrees that, if so requested by the Company and the Underwriter’s Representative (if any) in connection with the Company’s initial public offering, such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Registrable Securities or other securities of the Company without the prior written consent of the Company and the Underwriter’s Representative for such period of time (not to exceed 180 days) following the effective date of a Registration Statement of the Company filed under the Securities Act as may be requested by the Underwriter’s Representative provided, however, that all officers, directors and key employees of the Company and stockholders who hold 5% or more of the issued and outstanding securities of the Company, enter into similar agreements. In order to enforce the foregoing covenant, (i) the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 14 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) the Holder agrees to execute the form of agreement requested by the Company and/or underwriter, subject to the provisions herein contained. Notwithstanding the foregoing, the provisions of this Section 14 shall not apply to any securities issued by the Company that are purchased by Holders on the open market.

All certificates evidencing Convertible Securities and Registrable Securities shall bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR AN OFFERING OF THE COMPANY’S SECURITIES PURSUANT TO THE MARKET STANDOFF PROVISIONS OF AN INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER OF SUCH SECURITIES.”

15. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;

(b) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first Registration Statement filed by the Company), the Securities Act, and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without Registration or pursuant to such form.

16. Miscellaneous.

16.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) is transferred at least 25% of the Registrable Securities then held by such Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The rights and obligations of the Company hereunder may not be assigned under any circumstances. Subject to the foregoing, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

16.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

16.3 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

16.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one business day after deposit with a recognized overnight courier, specifying next business day delivery, addressed (a) if to an Investor, at the Investor’s address set forth on the Schedule of Investors, or at such other address as the Investor shall have furnished to the Company in writing upon 10 days’ notice, (b) if to PMC, at PMC’s address set forth below, or at such other address as PMC shall have furnished to the Company in writing upon 10 days’ notice, or (c) if to the Company, at the following address or at such other address as the Company shall have furnished to PMC and the Investors upon 10 days’ notice:

Everbridge, Inc.

505 N. Brand Blvd., Suite 700

Glendale, California 91203

Attention: Chief Executive Officer

With a copy to:

Procopio, Cory, Hargreaves & Savitch LLP

525 B Street, Suite 2200

San Diego, CA 92101

Attention: Roger C. Rappoport, Esq.

If to PMC :

PMC Financial Services Group, LLC

1720 East Wilshire Avenue, 2nd Floor

Santa Ana, California 92705

Attention : Steven Enyeart

A copy of any notice given to the Investors shall also be sent to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attention: Gregory M. O’Shaughnessy, Esq.

16.5 Amendment of Agreement and Waivers. Any provision of this Agreement may be amended (or any provisions waived) only by a written instrument signed by the Company and by persons holding at least a majority of the Registrable Securities (voting as a single class on an as-converted to Common Stock basis). Notwithstanding the foregoing, any provision of this Agreement may be waived by the waiving party on such party’s own behalf without the consent of any other party. Anything herein to the contrary notwithstanding, the rights of PMC under this Agreement may not be amended, modified or waived, without the prior written consent of PMC, unless such amendment, modification or waiver affects the rights of PMC under this Agreement in the same and proportional manner and extent as such amendment, modification or waiver affects the rights of the other Holders under this Agreement.

16.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

16.7 Additional Investors. Persons who purchase from the Company shares of Series A-1 Preferred after the date of this Agreement and who execute signature pages to this Agreement shall become parties hereto and such persons shall thereby be bound by, and subject to, all of the terms and provisions of this Agreement applicable to a Holder or Investor, and no consent or waiver of any other party hereto, other than the Company, shall be required to add any such additional party. Exhibit A shall be updated to include such additional Investors.

16.8 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety. Such amendment and restatement is effective upon execution of this Agreement by the Company and by the holders of a majority of the Registrable Securities (as defined in the Prior Agreement), voting together as a single class on an as-converted to Common Stock basis. Upon such execution, the Prior Agreement shall have no further force or effect.

16.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with regard to the subject matter hereof and supercedes any and all prior negotiations, correspondence, understandings and agreements among the parties regarding the subject matter hereof.

16.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

16.11 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

16.12 Aggregation of Stock. All Registrable Securities held by Affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

16.13 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

16.14 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all such counterparts together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement as of the date first above written.

EVERBRIDGE, INC.
a Delaware corporation

/s/ Cinta Putra
Cinta Putra, Chief Executive Officer

Signature Page to Third Amended and Restated

Investor Rights Agreement

INVESTORS: (Prior Investors)
ABS VENTURES IX L.P.

By:	Calvert Capital V L.L.C.,
its General Partner

	By:	/s/ Bruns Grayson
	Name:	Bruns Grayson
	Title:	Manager

/s/ Cinta Putra			/s/ Jaime Ellertson
CINTA PUTRA			JAIME ELLERTSON

/s/ Roger Rappoport
ROGER RAPPOPORT

INVESTORS: (Effective Time Holders receiving Series A-1 Preferred in the Merger)
DOLPHIN EQUITY PARTNERS HI, LLC			BRMR, LLC

By:	/s/ Richard Brekka		By:	/s/ Barry Rubenstein
Name:	Richard Brekka		Name:	Barry Rubenstein
Title:	Managing Member		Title:	CEO

DOUGHTY HANSON
)
SIGNED by		)
DOUGHTY HANSON &CO		)
TECHNOLOGY II LP		)	/s/ Irwin Lieber
acting through its General Partner,		)	IRWIN LIEBER
Doughty Hanson & Co Technology II		)
Limited, acting by:		)

/s/ Richard Lund
Authorized Signatory	Authorized Signatory
SIGNED by		)
OFFICERS NOMINEES LIMITED		)
acting by:		)

/s/ Richard Lund
Authorized Signatory	Authorized Signatory

Signature Page to Third Amended and Restated

Investor Rights Agreement

EXHIBIT A

Schedule of Investors

(Prior Investors)

Investor Name and Address	No. Series A Preferred	No. Series A-1 Preferred
		Purchased 4-2-2009	Purchased 4-20-2010	Additional Closing	Total

ABS Ventures IX L.P. 850 Winter Street Suite 275 Waltham, MA 02451	17,862,140	4,613,610	5,767,012	8,751,852 (Note Conversion 9-9-2011)	36,994,614

Roger Rappoport c/o Procopio, Cory, Hargreaves & Savitch LLP 530 B Street, Suite 2100 San Diego, CA 92101	130,097	—	—		130,097

Jaime Ellertson 36 Thornberry Lane Sudbury, MA 01776	—	—	1,153,402		1,153,402

Eastward Capital Partners IV, L.P. 432 Cherry Street West Newton, Massachusetts 02465 Attention: Mr. David Z. Alpert	—	—	131,487		131,487

Eastward Capital Partners V, L.P. 432 Cherry Street West Newton, Massachusetts 02465 Attention: Mr. David Z. Alpert	—	—	440,599		440,599

Eastward Investors, L.P. 432 Cherry Street West Newton, Massachusetts 02465 Attention: Mr. David Z. Alpert	—	—	4,613		4,613

Cinta Putra c/o Everbridge, Inc. 505 N. Brand Blvd., Suite 700 Glendale, California 91203	—	—	—	988,854 (Note Conversion 1-20-2011)	988,854

Exhibit A

Schedule of Investors

(Effective Time Holders receiving Series A-1 Preferred in the Merger)

Name and Address	Number of Shares (Series A-1 Preferred)

Dolphin Equity Partners III, LLC 590 Madison Avenue, 18th Floor New York, NY 10022

BRMR, LLC 68 Wheatley Road Brookville, NY 11545

Doughty Hanson 45 Pall Mall London London SW1Y 5JG United Kingdom

Officers Nominees Limited 45 Pall Mall London London SW1Y 5JG United Kingdom

Irwin Lieber 8 Applegreen Drive Old Westbury, NY 11568

Exhibit A